Exhibit 19.1

ESSENTIAL PROPERTIES REALTY TRUST, INC.
AMENDED AND RESTATED INSIDER TRADING
AND CONFIDENTIALITY POLICY

This policy confirms the requirements and procedures which employees and members of the board of directors (the “directors”) of Essential Properties Realty Trust, Inc. (together with its subsidiaries, the “Company” or “EPRT”), must follow.
The Company encourages ownership of the securities of EPRT by Company employees and directors (each an “Insider”). However, the Company requires that employees and directors comply with all applicable securities laws when transacting in EPRT securities, and otherwise not purchase or sell EPRT securities when they are aware of any material nonpublic information concerning the Company.
This policy applies to transactions by any family member of an Insider, or a trust or other entity or vehicle for which an Insider exercises investment control or in which an Insider has any pecuniary interest. For purposes of this policy, a “family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
1.    Prohibition Against Trading on Material Nonpublic Information
During the course of an Insider’s service at EPRT, an Insider may become aware of material nonpublic information. Generally, an Insider should assume that information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making investment decisions, or if the information could be viewed as significantly altering the “total mix” of information available about the security. While the determination of what is “material” is dependent on the relevant facts and circumstances, examples of “material” information regarding securities include, but are not limited to, information regarding:
•Changes in and approvals/declarations of dividends,
•Amount of estimated earnings or other operating results,
•The Company’s results relative to published operating guidance,
•Changes in previously released earnings or estimates,
•Material real estate investment activity,
•Material litigation, tax or similar regulatory or compliance matters,
•Issues associated with the Company’s liquidity,
•Material financing or equity transactions outside the normal course of business,
•Significant changes in EPRT’s financial condition, borrowing capacity or credit rating,
•Material changes in executive management, and

•Activities associated with material proposed or agreed upon mergers or acquisitions of unaffiliated corporate entities/businesses.

“Nonpublic information” means information that has not been effectively communicated to the marketplace. Information received about a company under circumstances which indicate that it is not yet in general circulation should be considered nonpublic. As a rule, for information to be considered public, an Insider should be able to point to some fact to show that the information is generally available. For example, information found in a public report filed with the Securities and Exchange Commission, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation would be considered public.
If an Insider is aware of material nonpublic information regarding EPRT, that Insider is prohibited from trading in EPRT securities, unless such trade is made pursuant to a properly qualified, adopted and submitted Rule 10b5-1 trading plan. Rule 10b5-1 trading plans are discussed in Section 2 of this policy. The policy against trading securities when in possession of material nonpublic information applies to all employees and directors (both current and former) of EPRT as well as to family members as described herein.
Even after the Company has released information to the press or the information has been reported, at least one full Trading Day must elapse before an Insider is permitted to trade in EPRT securities. For the purposes of this policy, a “Trading Day” shall mean any day on which the New York Stock Exchange is open for trading. For example, if the Company issues a press release containing material information at 6:00 p.m. on a Tuesday, and the New York Stock Exchange is open for trading on Wednesday, persons subject to this policy shall not be permitted to trade in EPRT securities until Thursday. If the Company issues a press release containing material information at 6:00 p.m. on a Friday, and the New York Stock Exchange is open for trading on Monday, persons subject to this policy shall not be permitted to trade in EPRT securities until Tuesday. Furthermore, if an Insider learns of material nonpublic information about another company with which EPRT does business, or an Insider learns that the Company is planning a major transaction with another company (such as an acquisition), the Insider must not trade in the securities of the other company until such information has been made public for at least one full Trading Day.
Insiders also are prohibited from giving “tips” on material nonpublic information, which is directly or indirectly disclosing such information to any other person, including family members, so that they may trade in EPRT securities or the securities of another company about which an Insider has material nonpublic information.
2.    Rule 10b5-1 Trading Plans
Rule 10b5-1 under the Securities Exchange Act of 1934 establishes a safe harbor for liability under Rule 10b-5 for trades by insiders that are made pursuant to a written plan that was adopted in good faith at a time when the insider was not aware of material nonpublic information. It is the Company’s policy that executive officers and directors may make trades
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pursuant to a Rule 10b5-1 plan provided that (i) such plan meets the requirements of Rule 10b5-1, (ii) such plan was adopted at a time when the executive officer or director would otherwise have been able to trade under Section 3 of this policy and (iii) adoption of such plan was expressly authorized by the Company’s Chief Financial Officer and legal counsel of the Company, whether internal or external. Note that trades made pursuant to Rule 10b5-1 plans must still be reported to the Chief Financial Officer pursuant to the second paragraph of Section 4 below.
3.    Permitted Trading Periods for Non-Rule 10b5-1 Trades
Insiders and Insider’s family members may only trade EPRT securities during the period commencing one full Trading Day following a release of quarterly results and ending on the date that is five Trading Days prior to the end of the subsequent quarter. Nonetheless, as mentioned above, no trade of EPRT securities may be made during these periods if the person covered by this policy possesses material nonpublic information which has not been disseminated in the public market for at least one full Trading Day.
From time to time, upon prior notice to the persons affected, the Company may impose special blackout periods during which Company employees and directors are prohibited from trading in EPRT securities. The Company will notify the Company’s employees and directors in advance of any such special blackout periods via email communication.
The trading restrictions set forth in this Section 3 do not apply to any trades made pursuant to properly qualified, adopted and submitted Rule 10b5-1 trading plans.
4.    Preclearance; Reporting Trades
In order to minimize the risk of an inadvertent violation of this policy, it is the Company’s policy that before executing a transaction to buy or sell any EPRT securities (a “Transaction”), even if within a permitted trading window period, all Insider’s must pre-clear a Transaction with the Company’s Chief Financial Officer and legal counsel (which may be internal or external counsel). Upon receipt of a request for clearance, the Chief Financial Officer and the Company’s legal counsel, as necessary, will consult with appropriate members of executive management, and the Company will determine whether or not a Transaction is cleared for execution. Clearance of a Transaction does not constitute a recommendation by the Company or any of its employees or agents that an Insider should engage in the subject Transaction. Decisions regarding requests for clearance are made at the discretion of the Company, and the Company may consult with outside legal or other professionals in determining whether to grant any request for clearance. Clearance of a Transaction is valid only for a 48-hour period. If a cleared Transaction is not executed within that 48-hour period, clearance to execute the subject Transaction must be re-requested. The Company may withdraw approval at any time. If clearance of a Transaction is denied, the fact of such denial must be kept confidential by the Insider.
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The Company requires that all executive officers and directors submit to the Chief Financial Officer a copy of any trade order or confirmation relating to the purchase or sale of EPRT securities within one business day of executing any such transaction. This information is necessary to enable the Company to monitor trading by executive officers and directors and ensure that all such transactions are properly reported. Each Insider’s adherence to this policy is vital to the Insider’s protection as well as that of the Company.

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5.    Hedging and Other Transactions
Hedging transactions may insulate an Insider from upside or downside price movement in EPRT securities which can result in the perception that an Insider no longer has the same interests as the Company’s other securityholders. Accordingly, an Insider and an Insider’s family members may not enter into hedging or monetization transactions or similar arrangements with respect to EPRT securities, including the purchase or sale of puts or calls or the use of any other derivative instruments. In addition, an Insider and an Insider’s family members may not, under any circumstances, buy, sell or, trade put or call options for, or sell “short,” EPRT securities.
6.    Confidentiality
Serious issues and significant problems could be encountered by the Company and an Insider due to unauthorized disclosure of internal information about EPRT, whether or not for the purpose of facilitating improper trading in EPRT securities. Therefore, Company personnel should not discuss internal matters or developments with anyone outside of EPRT, except as required in the performance of regular job requirements.
This prohibition applies specifically (but not exclusively) to inquiries about the Company which may be made by securities analysts, members of the press or others in the financial community. It is important that all such communications on behalf of the Company be made in accordance with Company policy. Unless an Insider is expressly authorized to the contrary, if an Insider receives any inquiries of this nature, the Insider should decline comment and refer the inquiry to the Chief Financial Officer.
7.Penalties
Persons who trade, or encourage others to trade, in securities of a company with knowledge of material nonpublic information in violation of U.S. securities laws are subject to civil and criminal penalties, including imprisonment. Persons who do not have access to material nonpublic information and who incurred losses may also bring private actions against illegal traders.
8.Policy Acknowledgement
Each person to be hired by the Company, as a condition of employment, is required to execute an acknowledgement indicating that they have read this policy, understand its provisions, and will comply with its provisions. Each Company employee is required to execute an annual acknowledgement indicating that they have read this policy, understand its provisions and that they have complied and will comply with those provisions.

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This policy continues to apply to transactions made by or on behalf of all employees and directors of EPRT at any time in EPRT securities or the securities of other public companies engaged in business transactions with EPRT even after such person’s employment or directorship with EPRT has terminated. If any employee or director is in possession of material nonpublic information when such person’s relationship with the Company concludes, such person may not trade in Company securities or the securities of such other company until the information has been publicly disseminated or is no longer material.

Adopted June 2018
Amended July 27, 2022

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THIS POLICY PERTAINS TO VERY SERIOUS MATTERS. INSIDER TRADING IS ILLEGAL. POSSIBLE PENALTIES INCLUDE SIGNIFICANT FINES, SUBSTANTIAL JAIL TERMS, LIABILITY FOR DAMAGES AND PROHIBITION FROM WORKING IN THE FINANCIAL SERVICES SECTOR. INSIDERS WHO VIOLATE THIS POLICY MAY BE SUBJECT TO DISCIPLINARY ACTION BY THE COMPANY, INCLUDING DISMISSAL FOR CAUSE. IF AN INSIDER HAS ANY QUESTION OR DOUBT ABOUT THE APPLICABILITY OR INTERPRETATION OF THIS POLICY OR THE PROPRIETY OF ANY DESIRED ACTION, THE INSIDER SHOULD SEEK CLARIFICATION FROM THE COMPANY’S CHIEF FINANCIAL OFFICER. AN INSIDER MUST NOT TRY TO RESOLVE ANY QUESTIONS, DOUBTS OR UNCERTAINTIES ON THEIR OWN.

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ACKNOWLEDGMENT
The undersigned acknowledges that he/she has read this Amended and Restated Insider Trading and Confidentiality Policy and agrees to comply with the restrictions and procedures contained herein.
                ________________________________ ____/_____/_____
                Signature Date
_________________________________
        Name (Please Print)

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